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                                                                  EXHIBIT 99(a)


                                VOTING AGREEMENT

                                                                October 18, 2000



Perot Systems Corporation
12404 Park Central Drive
P.O. Box 809022
Dallas, TX 75380-9022

         Re: Agreement of Stockholders Concerning Transfer and Voting of Shares of Health Systems Design Corporation

         I understand that you and Health Systems Design Corporation (the "Company"), of which the undersigned is a stockholder, are prepared to enter into an agreement for the merger of a wholly-owned subsidiary of Parent ("Merger Sub ") into the Company (the "Merger"), but that you have conditioned your willingness to proceed with such agreement (the "Agreement") upon your receipt from me of assurances satisfactory to you of my support of and commitment to the Merger. I am familiar with the Agreement and the terms and conditions of the Merger. Terms used but not otherwise defined in this letter will have the same meanings as are given them in the Agreement. In order to evidence such commitment and to induce you to enter into the Agreement, I hereby represent and warrant to you and agree with you as follows:

         1. Voting. I will vote or cause to be voted all shares of capital stock of the Company owned of record or beneficially owned or held in any capacity by me or under my control, by proxy or otherwise, in favor of the Merger and other transactions provided for in or contemplated by the Agreement and against any inconsistent proposals or transactions. I hereby revoke any other proxy granted by me and irrevocably appoint you, during the term of this letter agreement, as proxy for and on behalf of me to vote (including, without limitation, the taking of action by written consent) such shares, for me and in my name, place and stead for the matters and in the manner contemplated by this
Section 1.

         2. Ownership. As of the date of this letter, my only ownership of, or interest in, equity securities of the Company, including proxies granted to me, consists solely of the interests described in Schedule 1 (collectively, the "Shares").

         3. Restriction on Transfer. I will not sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein (including the granting of a proxy to any person) or agree to sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein, unless, as a condition to receipt of such Shares, the transferee agrees to bound by the terms of this letter.


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         4.       No Solicitation. From the date of this letter until the
termination of this letter, I will not, directly or indirectly, (a) take any action to solicit, initiate or encourage any Acquisition Proposal or (b) engage in negotiations or discussions with, or disclose any nonpublic information relating to the Company or any subsidiary of the Company to, or otherwise assist, facilitate or encourage, any person (other than Parent and Merger Sub) that may be considering making, or has made, an Acquisition Proposal. I will promptly notify Merger Sub after receipt of any Acquisition Proposal or any indication that any such third party is considering making an Acquisition Proposal or any request for nonpublic information relating to the Company or any subsidiary of the Company or for access to the properties, books or records of the Company or any such subsidiary by any such third party that may be considering making, or has made, an Acquisition Proposal and will keep Parent fully informed of the status and details of any such Acquisition Proposal, indication or request. The foregoing provisions of this Section 4 will not be construed to limit actions taken, or to require actions to be taken, by me that are required or restricted by my fiduciary duties or my employment duties, or permitted by the Agreement, and that, in each case, are undertaken in my capacity as a director or officer of the Company.

         5. Effective Date; Succession; Remedies; Termination. Upon your acceptance and execution of the Agreement, this letter agreement will mutually bind and benefit you and me, any of our heirs, successors and assigns and any of your successors. You will not assign the benefit of this letter agreement other than to a wholly owned subsidiary. We agree that in light of the inadequacy of damages as a remedy, specific performance will be available to you, in addition to any other remedies you may have for the violation of this letter agreement. This letter agreement will terminate on the earlier of (i) the termination of the Agreement and (ii) February 15, 2001.

         6. Nature of Holdings; Shares. All references in this letter to our holdings of the Shares will be deemed to include Shares held or controlled by the undersigned, individually, jointly, or in any other capacity, and will extend to any securities issued to the undersigned in respect of the Shares.



                                           /s/ Richard C. Auger
                                           ----------------------
                                           Name: Richard C. Auger



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                                   SCHEDULE 1

                  Number of
 Class              Shares           Record Owner       Beneficial Owner       Proxy Holder
-------          ----------        ----------------     ----------------       ------------
 Common          1,566,800         Richard C. Auger